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                                                                     Exhibit 5.1

                   [LETTERHEAD OF GALILEO INTERNATIONAL, INC.]

                                    June 27, 2000

Galileo International, Inc.
9700 West Higgins Road, Suite 400
Rosemont, Illinois 60018

Re:  Galileo International, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

         I, Senior Vice President, General Counsel and Secretary of Galileo International, Inc., a Delaware corporation (the "Company"), have acted as counsel for the Company in connection with the Galileo International Inc. Employee Stock Purchase Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the 500,000 shares of Common Stock, $.01 par value per share, of the Company that are the subject of the Company's Registration Statement on Form S-8 and that may be issued and sold pursuant to the Plan (the "Shares") will, when issued and sold in accordance with the Plan, be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933.

                                     Very truly yours,

                                     /s/ Anthony C. Swanagan
                                     -----------------------
                                     Anthony C. Swanagan
                                     Senior Vice President, General Counsel and
                                     Secretary